Exhibit 10.3

MOLDS PURCHASE AGREEMENT

THIS MOLDS Purchase AGREEMENT (this “Agreement”) is made and entered into as of _________________________, by and between Dart, S.A. de C.V., a sociedad anónima de capital variable duly incorporated and validly existing under the laws of Mexico (“Dart Mexico”) and Party IP Holdings LLC, a Delaware limited liability company (“Party Licensor”). Dart Mexico and Party Licensor are each referred to herein as a “Party” and collectively as the “Parties.

WITNESSETH:

WHEREAS, reference is made to that certain Stock Purchase Agreement, dated as of January 19, 2026, by and among Tupperware Services México, S. de R.L. de C.V., Premiere Brands International Coöperatief U.A., Tupperware Brands Americas B.V. and Latin America Investments, Inc. (collectively, “Sellers”), Dart Mexico, Dart do Brasil Industria e Comercio Ltda. and Cav Sul Centro de Apoio de Vendas de Produtos Pessoais e Artigos para Lar Ltda. (collectively, “Companies”), and Betterware de México, S.A.P.I. de C.V. (“Purchaser”), pursuant to which, among other things, Purchaser acquired all of the issued and outstanding shares of capital stock of the Companies from Sellers (the “Purchase Agreement”);

WHEREAS, in connection with the rights and obligations set forth in the Purchase Agreement, including a cash payment of $10,000,000 (the “Cash Payment Amount”) to be paid at Closing by Purchaser (on behalf of Dart Mexico) to Party Licensor for the purchase by Dart Mexico from Party Licensor of the molds and other equipment listed on Exhibit A attached hereto (the “Brazil and Mexico Molds”) and the molds and other equipment listed on Exhibit B attached hereto (the “Other Molds” and together with the Brazil and Mexico Molds, the “Molds”), the Parties agreed to enter into this Agreement; and

WHEREAS, Party Licensor is the sole and exclusive owner of the Molds and desires to sell, assign and transfer the Molds to Dart Mexico, free and clear of all Encumbrances (other than Permitted Encumbrances) in exchange for the Cash Payment Amount to be paid by Purchaser (on behalf of Dart Mexico) at Closing, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above premises and of the mutual covenants set forth below, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Definitions. Unless otherwise set forth in this Agreement, each capitalized term used in this Agreement has the meaning given to such term in the Purchase Agreement.

2. Purchase, Sale and Transfer of Molds. Subject to the terms and conditions of this Agreement, Party Licensor hereby sells, transfers, conveys, assigns and delivers to Dart Mexico all of Party Licensor’s right, title and interest in and to the Molds, free and clear of any Encumbrances (other than Permitted Encumbrances).

3. Purchase Price. The aggregate purchase price for the Molds purchased pursuant to Section 2 hereof shall be an aggregate amount equal to the Cash Payment Amount, payable by Purchaser (on behalf of Dart Mexico) at the Closing by electronic wire transfer of immediately available funds, to the account notified to Purchaser by Party Licensor and the Sellers’ Representative prior to the date hereof, in accordance with the terms of the Purchase Agreement.

4. Delivery of Molds.

(a) Party Licensor shall cause the Brazil and Mexico Molds to be in the possession of Dart Mexico at the Closing, free and clear of any Encumbrances (other than Permitted Encumbrances), at Dart Mexico’s principal place of business or any other location where Dart Mexico or any of the other Companies operate their respective businesses (collectively, “Dart Mexico’s Premises”).

(b) Party Licensor shall cause the Other Molds that are currently in the possession of Party Licensor or any of its controlled Affiliates to be at the Closing in the possession of Dart Mexico at Dart Mexico’s Premises, free and clear of any Encumbrances (other than Permitted Encumbrances); provided that to the extent that such Other Molds are currently in the possession of Party Licensor or any of its controlled Affiliates outside of Brazil and Mexico, (i) Party Licensor shall cause such Other Molds to be as promptly as practicable after the Closing in the possession of Dart Mexico at Dart Mexico’s Premises and (ii) all costs and expenses arising out of or related to delivering such Other Molds to Dart Mexico’s Premises, including shipping costs, delivery fees, import or export charges or similar fees or Taxes due and payable thereunder, shall be split 50% each between Party Licensor and Dart Mexico.

(c) With respect to the Other Molds that have not been and are not in the possession of Party Licensor or any of its controlled Affiliates, Party Licensor shall cooperate with Dart Mexico and use its reasonable best efforts to cause such Other Molds to be as soon as practicable after the Closing in the possession of Dart Mexico, free and clear of any Encumbrances (other than Permitted Encumbrances), at Dart Mexico’s Premises; provided that all costs and expenses arising out of or related to causing such Other Molds to be in the possession of Dart Mexico at Dart Mexico’s Premises, including shipping costs, delivery fees, import or export charges or similar fees or Taxes due and payable thereunder, shall be split 50% each between Party Licensor and Dart Mexico; provided further that, to the extent that the four (4) Other Molds noted on Exhibit B attached hereto with an asterisk (*) are not in the possession of Party Licensor or any of its controlled Affiliates, “reasonable best efforts” of Party Licensor shall not require it or any of its controlled Affiliates to initiate any litigation or other similar judicial or regulatory proceeding or make any payment that is not required to be made by Party Licensor or any of its controlled Affiliates to Party Licensor’s licensee in Argentina.

5. Further Assurances. From time to time, as and when requested by any Party hereto, the other Party shall execute, or cause to be executed, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, including actions on or after the Closing Date, as such Party may reasonably deem necessary or desirable to consummate the transactions contemplated under this Agreement.

6. Non-Solicitation.

(a) Party Licensor hereby covenants and agrees that, without Purchaser’s prior written consent, for a period of three (3) years commencing on the Closing Date, it will not, and will cause its controlled Affiliates not to, directly or indirectly recruit, solicit for employment or employ, or solicit for engagement or engage, any of the Management Level Employees of Dart Mexico, Purchaser, or any of their controlled Affiliates, including, for the avoidance of doubt, the individuals listed or described on Exhibit C hereto (collectively, the “Purchaser Covered Employees”), it being understood and agreed that the foregoing shall not be deemed to prohibit (i) good faith general solicitations for employment not specifically directed at any Purchaser Covered Employee by means of general advertisements, public notices, or internal or external websites or job search engine; provided that any such Purchaser Covered Employee first initiated contact with Party Licensor or its controlled Affiliates in response to any such general solicitation without any direction or encouragement from any person acting for or on behalf of Party Licensor or its controlled Affiliates, or (ii) the hiring, soliciting or engaging of any Purchaser Covered Employee who has ceased to be employed by Purchaser, Dart Mexico or any of their controlled Affiliates and has not been employed or engaged by any of them for a period of ninety (90) days prior to such hiring, solicitation or engagement. For purposes of this Section 6, “Management Level Employees” shall mean employees in a managerial, supervisory, director, vice president, or executive-level capacity as of the Closing Date, including but not limited to employees with the title of Manager, Senior Manager, Director, Senior Director, Vice President, Senior Vice President, Executive Vice President, Chief Officer, or any equivalent or higher-ranking position, and who are responsible for supervising other employees, making significant decisions regarding business operations, or having authority over hiring, firing, or setting compensation for other employees.

(b) Dart Mexico hereby covenants and agrees that, without the Party Licensor’s prior written consent, for a period of three (3) years commencing on the Closing Date, it will not, and will cause its controlled Affiliates (including Purchaser) not to, directly or indirectly recruit, solicit for employment or employ, or solicit for engagement or engage, any of the Management Level Employees of Party Licensor or any of its controlled Affiliates, or the individuals listed or described on Exhibit D hereto (collectively, the “Party Licensor Covered Employees”), it being understood and agreed that the foregoing shall not be deemed to prohibit (i) good faith general solicitations for employment not specifically directed at any Party Licensor Covered Employee by means of general advertisements, public notices, or internal or external websites or job search engine; provided that any such Party Licensor Covered Employee first initiated contact with Dart Mexico or its controlled Affiliates in response to any such general solicitation without any direction or encouragement from any person acting for or on behalf of Dart Mexico or its controlled Affiliates, or (ii) the hiring, soliciting or engaging any Party Licensor Covered Employee who has ceased to be employed by Dart Mexico or any of its controlled Affiliates and has not been employed or engaged by any of them for a period of ninety (90) days prior to such hiring, solicitation or engagement; provided that, in no event, shall any employees of Party Licensor or any of its controlled Affiliates located in Mexico be considered “Party Licensor Covered Employees” for the purposes of this Section 6.

(c) Each Party further acknowledges and confirms that the provisions of this Section 6 are reasonable and necessary to protect the interests of the other Party, that any violation of this Section 6 will result in an immediate, irreparable injury to the other Party, and that damages at law would not be reasonable or adequate compensation to the other Party for violation of this Section 6. In addition to any other available remedies, each Party acknowledges and confirms that the other Party shall be entitled to have the provisions of this Section 6 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security. In the event that any or all of the provisions of this Section 6 shall be adjudicated to be invalid or unenforceable, such provision shall be amended to reduce the time period or otherwise amended as is necessary to cause such provision to be valid or enforceable, and such amendment shall apply only with respect to the operation of this provision in the particular jurisdiction in which such adjudication is made.

(d) The provisions of this Section 6 shall inure to the benefit of Purchaser and Party Products Holdings LLC, it being understood that Purchaser and Party Products Holdings LLC are intended to be third party beneficiaries of the provisions of this Section 6 with full rights of enforcement.

7. Miscellaneous. The Parties further agree as follows:

(a) Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) on the second Business Day if sent by internationally recognized overnight courier or other similar delivery method, or (iii) on the date sent when sent by electronic mail transmission (with written confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, in each case, to the following physical and electronic mail addresses (or to such other physical and electronic mail address as a Party may have specified by notice pursuant to this provision):

if to Dart Mexico:

c/o Betterware de Mexico, S.A.P.I de C.V.
Cruce Carretera Guadalajara Ameca Huaxtla, Kilómetro 5,
Colonia El Arenal, El Arenal Jalisco, C.P. 45350.
Attention: Luis Campos
Email: camposlg@better.com.mx

with a copy (without constituting notice) to:

Greenberg Traurig, P.A.

333 E. 2nd Avenue, Suite 4400

Miami, Florida 33131

Attention: Antonio Peña

Email: Antonio@gtlaw.com

if to Party Licensor:

Party IP Holdings LLC

1800 Pembrook Drive, Suite 300

Orlando, FL 32810

Attn: Chief Commercial Officer

Email: IP@tupperware.com & Legal@tupperware.com

with a copy (without constituting notice) to:

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, New York 10036

Attention: Allan Brilliant; David Cosgrove

E-Mail: allan.brilliant@dechert.com; david.cosgrove@dechert.com or to such other address for any Party as such Party shall hereafter designate by like notice. Rejection or other refusal to accept such notice, request or other communication, or the inability to deliver such notice, request or other communication because of a changed address for which no notice was given, shall be deemed to be receipt of such notice, request or other communication as of the date of such rejection, refusal or inability to deliver.

(b) Governing Law; Submission to Jurisdiction and Exclusive Venue.

(i) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof that would require or permit the application of the laws of another jurisdiction. It is understood that the United Nations Convention on International Contracts for the Sale of Goods does not apply to this Agreement.

(ii) Each of the Parties irrevocably agrees that any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which any Liability or obligation may be sought to be imposed, whether sounding in contract or in tort or under statute, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon or arising out of this Agreement or the negotiation, execution, or performance of this Agreement or the transactions contemplated by this Agreement and any questions concerning the construction, interpretation, validity and enforceability of this Agreement (each, an “Agreement Dispute”) brought by any other Party or its successors or assigns will be brought and determined only exclusively in (x) the Chancery Court of the State of Delaware located in the State of Delaware, (y) if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware or (z) if such federal court does not have jurisdiction, any state or federal court sitting in New Castle County, Delaware (together with the appellate courts thereof, the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any Agreement Dispute. Except as set forth in Section 7(b)(iii), each of the Parties agrees not to commence any Agreement Dispute except in the Chosen Courts, and no Party will file a motion to dismiss any Agreement Dispute filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Courts, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of any Agreement Dispute. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 7(a). Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(iii) Notwithstanding anything herein to the contrary, (x) nothing in this Section 7(b) shall prohibit any Party from seeking or obtaining orders for conservatory or interim relief from any court of competent jurisdiction and (y) each Party hereto agrees that any judgment issued by a Chosen Court may be recognized, recorded, registered or enforced in any jurisdiction in the world and waives any and all objections or defenses to the recognition, recording, registration or enforcement of such judgment in any such jurisdiction.

(c) Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(c), (III) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (IV) MAKES THIS WAIVER VOLUNTARILY.

(d) Remedies.

(i) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon any Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by any Party of any one such remedy will not preclude the exercise of any other such remedy.

(ii) The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Each Party further acknowledges that a breach or violation of this Agreement cannot be sufficiently remedied by money damages alone and, accordingly, each Party shall be entitled, without the need to post a bond or other security, in addition to damages and any other remedies provided at law or in equity, to specific performance, injunctive and other equitable relief to enforce or prevent any violation. Each Party agrees not to oppose the granting of such equitable relief, and to waive, and to cause its representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

(e) Binding Effect. Subject to Section 7(k) below, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

(f) Entire Agreement and Amendment. This Agreement, the Purchase Agreement and the other Ancillary Agreements, along with the Schedules and Exhibits hereto and thereto, constitute the entire agreement among the Parties hereto relating to the subject matter hereof, and supersede all prior agreements (written or oral), representations and understandings of the Parties, including, but not limited to any letter of intent, term sheet, non-disclosure agreement or related correspondence. No amendment, variation or modification of this Agreement or of any of the terms and provisions hereof shall be deemed valid unless in writing signed by both Parties.

(g) Waivers. No failure by any Party hereto to insist on the performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument signed by the Party that is entitled to the benefits of such waived terms or provisions. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other than existing or subsequent breach thereof.

(h) Headings. Headings of clauses, articles, representations, sections and items are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

(i) Severability. If any provision set forth in this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, the other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement and the other Ancillary Agreements is not affected in any manner that is materially adverse to any Party to this Agreement. Upon such determination that any provision is invalid, illegal or incapable of being enforced by any law or public policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties to this Agreement as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement, the Purchase Agreement and the other Ancillary Agreements are consummated as originally contemplated by the Parties to this Agreement to the greatest extent possible.

(j) Fees and Costs. Except as otherwise expressly provided herein, each Party will pay its own fees, costs and expenses incurred in connection with this Agreement and the performance of its obligations hereunder, including the fees, costs and expenses of its financial advisors, accountants and counsel.

(k) Assignability; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Party. Any attempted assignment not in accordance with this Section 7(k) shall be void. This Agreement is solely for the benefit of the Parties and nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

(l) Counterparts. This Agreement may be executed in several counterparts (including by facsimile, “.pdf,” “DocuSign” or other electronic transmission), each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all the Parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

(m) Interpretation. In this Agreement:

(i) Unless the context otherwise requires, when a reference is made in this Agreement to (a) Sections or Exhibits, such reference shall be to an Section of, or Exhibit to this Agreement; (b) “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs; (c) any Contract (including this Agreement) or Law shall be deemed references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions thereof); (d) any reference to a Person shall also be deemed references to such Person’s successors and permitted assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and in the case of any Governmental Authority, any Persons succeeding to its functions and capacities, and any reference to a Person in a particular capacity excludes such Person in any other capacity or individually; and (e) any Law shall be deemed references to all rules and regulations promulgated thereunder. Notwithstanding the foregoing, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended as of such date or dates.

(ii) Any capitalized term used in any Exhibit but not otherwise defined therein will have the meaning given to such term in this Agreement.

(iii) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(iv) Unless the context otherwise requires, the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(v) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context clearly requires otherwise, words using the singular or plural number also include the plural or singular number, respectively and terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall not be exclusive, unless used in conjunction with “either” or the like. Each reference to “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”

(vi) Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded but the relevant last day of such period shall be included and such period shall end at the end of such day or date. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

(vii) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary. Any and all payments made pursuant to this Agreement shall be made in United States dollars.

(viii) Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, such Party and its independent counsel have reviewed this Agreement, and that it has executed the same with consent and upon the advice of said counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement, and any and all drafts relating thereto, shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the Parties and this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Molds Purchase Agreement to be effective as of the date first written above.

DART MEXICO:

Dart, S.A. de C.V.

By:
Name:	Miguel Ángel Zúñiga Hernández
Title:	Legal Representative

PARTY LICENSOR:

Party IP Holdings LLC

By:
Name:
Title:

EXHIBIT A

Schedule of Brazil and Mexico Molds

(See attached)

EXHIBIT B

Schedule of Other Molds

(See attached)

EXHIBIT C

Other Purchaser Covered Employees

(i) Paola Kiwi, (ii) any employee of the Companies or any of their Affiliates that reports directly to Paola Kiwi as of the Closing Date, and (iii) any employee of the Companies or any of their Affiliates that reports directly to the Persons included in item (ii) as of the Closing Date.

EXHIBIT D

Other Party Licensor Covered Employees

The individuals holding the following titles as of the Closing Date:

SVP, Chief Information Officer
Global Linux
CNC Programmer
IDT Global Infrastructure Manager
Chief Technology Officer
Senior Project Coordinator
Data Warehouse Engineer
Global Architecture Director
VP, Information Tech Unit